UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2010

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-2266

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2010, James A. Bell, 42, was appointed to serve as Senior Vice President and Chief Financial Officer of the Company, effective April 7, 2010.  John E. Hayes III, who has been serving as the Company’s interim Chief Financial Officer since November 2009, will continue to serve as Senior Vice President, General Counsel and Secretary, and will assume responsibility for directing the Company’s Human Resources Department.

In connection with his promotion, Mr. Bell’s annual salary will be increased to $300,000 and his bonus target level under the Company’s Incentive Award Program for Executives will be increased to 50% of base salary.  Additionally, Mr. Bell will be granted an option to purchase 15,000 shares of the Company’s common stock. One fourth of the shares will vest annually on the first, second, third and fourth anniversaries of the grant date. Unless earlier terminated by its terms, the option will expire at the close of business on the 7th anniversary of the grant date.

Mr. Bell joined the Company as Divisional Vice President — Financial Planning and Analysis in September 2009 and was promoted to Vice President — Financial Planning in December 2009.  Prior to joining the Company, Mr. Bell served from April 2007 to June 2009 as Senior Vice President, Finance and Planning for Harry and David Holdings, Inc., where he was responsible for strategy, finance, planning and corporate development activities.  From October 2002 to April 2007, Mr. Bell was Senior Director, Finance for The Gap, Inc., where he was responsible for strategy, financial planning and accounting controls for the Outlet Division. Mr. Bell holds a B.S. in economics from the U.S. Naval Academy and an M.B.A. from the University of Maryland.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 6, 2010

COLDWATER CREEK INC.

/s/ Robert B. Larson
Robert B. Larson
Vice President and Chief Accounting Officer